Exhibit 99.2

Bicycle Therapeutics Limited

Lock-Up Agreement

[•], 2018

Goldman Sachs & Co. LLC

Jefferies LLC

Piper Jaffray & Co.

As representatives of the several Underwriters

named in Schedule I hereto

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282-2198

c/o Jefferies LLC

520 Madison Avenue

New York, NY 10022

c/o Piper Jaffray & Co.

345 Park Avenue, 12th Floor

New York, NY 10154

Re:	Bicycle Therapeutics Limited - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), providing for a public offering of the equity securities (the “Public Offering”), whether in the form of ordinary shares or otherwise (the “Shares”) of Bicycle Therapeutics Limited, a private limited company organized under the laws of England and Wales (“Bicycle Limited”), or of an entity resulting from, or which becomes the ultimate parent company that owns, directly or indirectly, 100% of the outstanding voting securities of Bicycle Limited as a result of, any reorganization, conversion or other restructuring, including by way of a merger or other business combination transaction, or that is a successor in interest to Bicycle Limited (with Bicycle Limited or such ultimate parent entity, as the case may be, being referred to as the “Company,” and the outstanding voting securities of the Company being referred to as the “Equity Securities”), pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 180 days after the date set forth on the final prospectus used to sell the Shares (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Equity Securities of the Company, or any options or warrants to purchase any

Equity Securities of the Company, or any securities convertible into, exchangeable for or that represent the right to receive Equity Securities of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Securities”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Securities even if such Undersigned’s Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Undersigned’s Securities. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the Public Offering (“Issuer Directed Shares”). In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Equity Securities or any security convertible into or exercisable or exchangeable for Equity Securities.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Equity Securities, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer or dispose of the Undersigned’s Securities

(i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein,

(ii) to any immediate family member of the undersigned or any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the immediate family member or trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; provided, further, that no filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other public announcement shall be required or voluntarily made in connection with such transfer during the Lock-Up Period,

(iii) by will or intestate succession upon the death of the undersigned, provided that each recipient agrees to be bound in writing by the restrictions set forth herein, and provided further that any filing made pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall include a footnote noting the circumstances described in this clause,

(iv) by operation of law or by order of a court of competent jurisdiction pursuant to a qualified domestic order or in connection with a divorce settlement, provided that each recipient agrees to be bound in writing by the restrictions set forth herein, and provided, further, that any filing made pursuant to Section 16(a) of the Exchange Act, shall include a footnote noting the circumstances described in this clause,

(v) if the undersigned is a non-individual, to any affiliate (as such term is defined in Rule 405 of the Securities Act of 1933), limited partners, member, stockholder or other equity holders or trust beneficiaries of the undersigned or to any investment fund or other entity controlled or managed by the undersigned, provided that any such transferee agrees to be bound in writing by the restrictions set forth herein and such transfer or disposition is not for value, and provided further that no filing under the Exchange Act or other public announcement shall be required or voluntarily made in connection with such transfer during the Lock-Up Period,

(vi) that are acquired in the Public Offering (other than Issuer-Directed Shares) or in transactions relating to the Equity Securities acquired in open market transactions after the date of the final prospectus, provided that no public announcement or filing under the Exchange Act, other than any required filing on Schedule 13G, Schedule 13G/A or Form 13F, shall be required or voluntarily made by the undersigned in connection with such transfer during the Lock-up Period,

(vii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Equity Securities involving a Change of Control (as defined below) of the Company after the closing of the Public Offering and approved by the Company’s board of directors, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Securities shall remain subject to the restrictions contained in this agreement,

(viii) to the Company in connection with the repurchase of the Undersigned’s Securities with the termination of the undersigned’s employment or other service with the Company, or to cover tax withholding obligations in connection with the exercise of options or warrants or for the primary purpose of paying the exercise price of options or warrants to acquire Equity Securities, in each case pursuant to a share option or other plan or arrangement, or warrants existing as of the date hereof or described in the final prospectus, provided that if the undersigned is required to file a report under the Exchange Act related thereto, such report shall include a footnote noting the circumstances described in this clause,

(ix) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i), (ii), (iii), (v)above; or

(x) with the prior written consent of the Representatives on behalf of the Underwriters.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin, and “Change in Control” shall mean the consummation of any bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 90% of the total voting power of the voting shares of the Company.

In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value.

The undersigned now has, and, except as contemplated by the terms hereof, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Securities, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Securities except in compliance with the foregoing restrictions.

In addition, the undersigned may enter into any plan designed to satisfy the requirements of Rule 10b5-1 (a “10b5-1 Plan”) under the Exchange Act (other than the entry into such a plan in such a manner as to allow the sale of Equity Securities, in each case, within the Lock-Up Period); provided however, no sale of Equity Securities may be made under such 10b5-1 Plan during the Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of such 10b5-1 Plan shall be required or made during the Lock-Up Period.

In the event that, during the Lock-up Period, the Representatives grant a discretionary release or waiver of Equity Securities to (i) an officer or director of the Company or (ii) any shareholder of the Company who has executed and delivered to the Representatives a copy of this agreement and beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) 1.0% or more of the outstanding Equity Securities, calculated as of the closing of the Public Offering (each, a “Released Party”), then the Representatives shall be deemed to have also released or waived, on the same terms and conditions, if any, the prohibitions set forth in this agreement that would otherwise have applied to the undersigned on a pro-rata basis with respect to the same proportion (determined as a percentage) of the Undersigned’s Securities as (x) the aggregate amount of Equity Securities of the Released Party subject to the release or waiver bears to (y) the aggregate amount of shares of Equity Securities held by the Released Party at the time of the release or waiver. The provisions of this paragraph will not apply: (i) unless and until the Representatives have first released or waived more than 2.0% (determined as of the date of such waiver) of the Equity Securities in the aggregate from such prohibitions; (ii) (a) if the release or waiver is effected solely to permit a transfer not involving a disposition for value and (b) the transferee has agreed in writing to be bound by the same terms described in this agreement for the duration of the Lock-up Period; (iii) with respect to any release granted by the Representatives to a director or officer of the Company due to financial hardship, as determined by the Representatives in their sole discretion or (iv) if the release or waiver is granted to a holder of Equity Securities in connection with an underwritten public offering, whether or not such offering is wholly or partially a secondary offering, of Equity Securities pursuant to a registration statement under the Securities Act. In the event that, as a result of this paragraph, any Equity Securities held by the undersigned are to be released or waived from the restrictions imposed by this agreement, the Representatives shall use commercially reasonable efforts to notify the Company two business days prior to the effective date of such release or waiver, and the Company, in turn, shall use commercially reasonable efforts notify the undersigned within one business day thereafter that the same percentage of aggregate Equity Securities held by the undersigned has been released or waived from the restrictions set forth in this agreement; provided, that the failure to give any such notice to the Company or the undersigned shall not give rise to any claim or liability against the Underwriters, including the Representatives.

Notwithstanding anything to the contrary contained herein, this Lock-Up Agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) prior to the execution of the Underwriting Agreement, the Company advises the Representatives in writing that it has determined not to proceed with the Public Offering of the Equity Securities, (ii) the date on which the Company files an application to withdraw the registration statement related to the Public Offering, (ii) the Underwriting Agreement is executed but is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Equity Securities to be sold thereunder, or (iv) May 31, 2019, in the event that the Underwriting Agreement has not been executed by such date; provided, however, that the Company may, by written notice to you prior to such date, extend such date for a period of up to three additional months.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,
Name of Security Holder (Print exact name)
By:
Signature
If not signing in an individual capacity:
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